Exhibit 99.1

FOR IMMEDIATE RELEASE

December 30, 2005

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Announces Acceleration of Stock Option Vesting

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 118-year-old IBERIABANK (http://www.iberiabank.com), announced that its Board of Directors has approved the accelerated vesting of all outstanding unvested stock options (“Options”) awarded to employees, officers and directors on or before December 30, 2005 under its stock option plans.

As a result of this acceleration of the vesting, approximately 1,050,000 Options with a range of exercise prices between $10.58 and $54.91 per share became exercisable immediately. The number of shares, exercise prices and other terms of the Options subject to the acceleration remain unchanged.

By accelerating the vesting of these Options, the Company estimates that approximately $6.5 million of pre-tax future compensation expense will be eliminated ($0.53 per share on an after-tax basis), of which $1.9 million would have been incurred in the year ending December 31, 2006 ($0.16 per share on an after-tax basis). As a result of the acceleration of vesting of these options, pre-tax compensation expense totaling approximately $500,000 will be included in the Company’s 2005 fourth quarter results of operations. Members of the senior executive management team of the Company have elected to forgo their 2005 annual bonus to alleviate the negative impact of the additional compensation expense. Therefore, the Company expects no material impact to net income in the fourth quarter of 2005 as a result of the accelerated vesting of stock options.

The accelerated vesting will disqualify many Options to certain officers from incentive stock option tax treatment. The Company, upon exercise of such disqualified Options, may realize certain tax benefits that would not have otherwise been available to it.

The Company decided to accelerate the vesting of these Options primarily to reduce the non-cash compensation expense that would otherwise be recorded in conjunction with the Company’s required adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”) in 2006. SFAS 123R, which becomes effective for the Company on January 1, 2006, requires all share-based payments to employees, officers and directors, including grants of employee stock options, to be recognized as compensation expense in the Company’s financial statements over the vesting period of each award, based on their fair values at the grant date.

The Company will apply SFAS 123R using the modified prospective method commencing January 1, 2006.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the second largest Louisiana-based bank holding company. The Company operates 43 offices located in New Orleans, Baton Rouge, Shreveport, Northeast Louisiana, and the Acadiana region of Louisiana. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and the Company’s market capitalization is approximately $500 million.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, changes in market and economic conditions, including current forward interest rate curves; changes in interest rates, deposit flows, loan demand and real estate values; competitive pressures; changes in accounting principles, policies or guidelines; changes in the Company’s loan or investment portfolio; legislative or regulatory changes; changes in monetary or fiscal policies; military or terrorist activities; litigation costs and expenses; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s business activities and prospects. Factors affecting IBERIABANK Corporation are discussed in the Company’s periodic and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. The Company undertakes no obligation to republish revised forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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